Exhibit 99.1

NEWS RELEASE

FOR 3:00 P.M. CT RELEASE
August 2, 2006

CONTACT:
Sam Reinkensmeyer	Joseph Diaz, Jr.
Chief Financial Officer	Lytham Partners, LLC
CNS, Inc.	(602) 889-9700
(952) 229-1500	diaz@lythampartners.com
sreinkensmeyer@cns.com
Nasdaq: CNXS

CNS, Inc. Reports Strong First-Quarter Revenue Growth

•	Domestic Breathe Right® nasal strip sales increased 32% driven by new advertising campaign.
•	Q1 sales increased by 25% versus the prior year quarter.
•	FiberChoice® sales increased 45% driven by strong consumer demand and two new products.
•	Company increases estimates for fiscal 2007 revenue and diluted earnings per share.

        MINNEAPOLIS, August 2, 2006 — CNS, Inc. (NASDAQ: CNXS), the Breathe Right® company, today announced results for the first quarter of fiscal year 2007 ended June 30, 2006.

        Net sales for the quarter were $29.3 million, an increase of 25% compared to $23.5 million in the prior year period. Net income was $3.5 million, or $0.24 per fully diluted share compared to net income of $4.0 million, or $.27 per fully diluted share in the first quarter of fiscal 2006. After adjusting for the impact of stock-based compensation expense, proforma net income in the first quarter of fiscal 2006 was $3.8 million or $0.25 per fully diluted share (see attached reconciliation of GAAP to non-GAAP disclosures).

        “We are very pleased with our first quarter results. We are excited to report that nasal strip sales grew 32% during the quarter in response to our new 60-second Breathe Right commercial, featuring Bruce Johnson, the inventor of the Breathe Right nasal strip. Strong nasal strip sales growth drove overall Breathe Right sales up 28%,” said Marti Morfitt, CNS’ president and CEO. “We are particularly pleased to report that FiberChoice sales grew 45% versus last year due to solid programming and the introduction of new FiberChoice® with Calcium and FiberChoice® Weight Management.

        “From a strategic standpoint, first quarter results reflected planned increases in advertising spending during the quarter as we work to spread our Breathe Right brand advertising and promotional expense more evenly throughout the year. We are pleased with the results that were produced during the quarter and look forward to sales and earnings momentum in the remaining three quarters of the year.”

CNS, Inc. Reports Fiscal 2006 Q1 Results

        CNS will focus on a number of key initiatives to grow the Breathe Right® and FiberChoice® brands in fiscal 2007, including:

•	Continued expansion of Breathe Right® nasal strips, both domestically and in overseas markets, using tested, proven growth strategies;

•	Continued year round advertising of Breathe Right nasal strips as a solution for consumers’ chronic nasal breathing conditions outside of the cough/cold season;

•	Increasing FiberChoice sales with strong support for our new fortified fiber products;

•	Further development of the Breathe Right brand’s leadership in the snore relief segment, including the launch of Breathe Right® Snore Relief™ throat rinse which began shipping in July;

•	Continuing to develop our pipeline of new products; and

•	Continued development and testing of new marketing tactics for both the Breathe Right and FiberChoice brands.

        The gross margin rate for the 2007 first quarter was 71.7%, up from the prior year period’s gross margin rate of 70.4%, primarily due to lower product costs and increased pricing on FiberChoice products effective February 2006. Advertising and promotion expense for the fiscal 2007 first quarter was $10.5 million compared to $6.0 million in the first quarter of fiscal 2006. The planned increase of 76% was primarily due to our strategy to position Breathe Right nasal strips as a year-round treatment for consumers’ chronic nasal breathing conditions.

        CNS generated $7.4 million in cash from operations and ended the first quarter of 2007 with $59 million in cash and marketable securities and no debt. Earlier today, CNS announced a quarterly dividend of $0.07 per share, payable on September 8, 2006 to shareholders of record as of August 25, 2006.

First-Quarter Product Results

        Domestic Breathe Right sales in the fiscal 2007 first quarter grew 28% to $18.8 million, compared to prior year sales of $14.7 million. The growth is attributable to our successful strategy to promote year-round Breathe Right nasal strip usage with a new advertising campaign featuring Bruce Johnson, the inventor of the Breathe Right nasal strip.

        International sales of Breathe Right products in the fiscal 2007 first quarter totaled $3.0 million, down 18% versus year-ago sales of $3.6 million. Lower consumer demand for nasal strips in Japan, where the 2006 spring allergy season was significantly less severe than the 2005 record-setting allergy season, resulted in a 75% decrease in Japanese sales. Consumer demand for Breathe Right® nasal strips fiscal year to date increased 27% in Europe and 25% in Canada.

CNS, Inc. Reports Fiscal 2006 Q1 Results

        FiberChoice® sales grew 45% to $7.5 million in the first quarter compared to $5.2 million in the prior year period. Sales growth resulted from strong initial pipeline sales and consumer demand for our two new fortified fiber products — FiberChoice® plus Calcium and FiberChoice® Weight Management which were launched in February 2006, as well as continued strong consumer demand for the existing chewable tablets.

Company Increases Estimates for Fiscal 2007

        With the first quarter completed, CNS is increasing its estimates for fiscal 2007 sales and diluted earnings per share. For the year ending March 31, 2007, CNS expects sales of $126 million to $132 million, up 12% to 17% versus the 2006 fiscal year.

        As of April 1, 2006, CNS adopted Statement of Financial Accounting Standards SFAS No. 123R, which requires the expensing of all stock-based compensation. CNS anticipates diluted earnings per share for fiscal 2007 to be in the range of $1.22 to $1.30, including the impact of adopting SFAS No. 123R. The estimated range of diluted earnings per share for fiscal 2007 represents 15% to 23% growth compared to proforma fiscal 2006 diluted earnings per share (see attached reconciliation of GAAP to Non-GAAP disclosures). Fiscal 2006 diluted earnings per share would have been reduced by $.09 per share as a result of stock based compensation expense, resulting in proforma diluted earning per share of $1.06.

        Ms. Morfitt concluded, “We are thrilled with the strong revenue growth of both of our brands during the quarter. As we continue to reposition Breathe Right nasal strips to address chronic nasal breathing conditions and develop products that are intended for year-round use, we will more evenly distribute our advertising and promotion spending throughout our fiscal year. We have experienced great momentum on the Breathe Right and FiberChoice businesses in the first quarter and believe that fiscal year 2007 will be another year of strong growth.”

CNXS Included in the NASDAQ Global Select Market

        CNS has been included in the new NASDAQ Global Select Market. The NASDAQ Global Select Market has the highest initial listing standards of any exchange in the world based on financial and liquidity requirements. Prior to the change, the company had been listed on the NASDAQ National Market.

        Beginning on July 3, 2006, NASDAQ commenced classifying listed companies under three listing tiers — NASDAQ Global Select Market, NASDAQ Global Market, and NASDAQ Capital Market. NASDAQ also plans to launch indexes based on these new tiers.

CNS, Inc. Reports Fiscal 2006 Q1 Results

        “CNS, Inc. is an example of an industry leader that has achieved superior listing standards, which clearly defines the essence of the NASDAQ Global Select Market,” said Bruce Aust, Executive Vice President of NASDAQ’s Corporate Client Group. “NASDAQ is focused on leading a race to the top in terms of listing qualifications. In recognizing these companies, we are highlighting their achievement in meeting the requirements to be included in the market with the highest listing standards in the world,” added Mr. Aust.

Conference Call Webcast

        A conference call to review the first-quarter results is scheduled today, August 2 at 4 p.m. CT (5 p.m. ET). Interested participants may listen to the live conference call or replay over the Internet by logging onto CNS’ Web site at www.cns.com. A replay of the first-quarter conference call may also be accessed by dialing (303) 590-3000 or toll-free (800) 405-2236, conference call ID 11066237. The replay will be available beginning at approximately 6 p.m. CT on Wednesday, August 2, 2006, until 6 p.m. CT on Wednesday, August 9, 2006.

About CNS, Inc.

        CNS, based in Minneapolis, designs and markets consumer health care products, including Breathe Right® nasal strips and FiberChoice® dietary fiber supplements. The company focuses on products that address important consumer needs within the aging well/self-care market, including better breathing and digestive health. Its common stock is listed on the Nasdaq National Market under the ticker symbol “CNXS.” More information about CNS and its products is available at www.cns.com.

Some of the information contained in this news release is forward-looking and subject to certain business risks as described in the company’s filings with the Securities and Exchange Commission, including those referred to in its Annual Report on Form 10-K for the year ended March 31, 2006. This news release contains forward-looking statements, which involve risks and uncertainties.

CNS, Inc. Reports Fiscal 2006 Q1 Results

CNS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts) (unaudited)

	Three Months Ended June 30,
	2006	2005
Net sales	$29,346	$23,539
Cost of goods sold	8,317	6,968

Gross profit	21,029	16,571

Operating expenses:
Advertising and promotion	10,465	5,957
Selling, general and administrative	5,654	4,709

Total operating expenses	16,119	10,666

Operating income	4,910	5,905
Investment income	370	321

Income before income taxes	5,280	6,226
Income tax expense	1,755	2,181

Net income	$3,525	$4,045

Diluted net income per share	$.24	$.27

Weighted average number of common and
potential common shares outstanding	14,613	15,079

CNS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands) (unaudited)

	June 30, 2006	March 31, 2006
Current assets:
Cash and cash equivalents	$5,107	$4,152
Marketable securities	53,875	48,439
Accounts receivable, net	13,921	17,667
Inventories	5,885	5,766
Other current assets	2,890	3,277

Total current assets	81,678	79,301
Long-term assets	11,041	11,173

Total assets	$92,719	$90,474

Current liabilities	14,328	15,211
Stockholders’ equity	78,391	75,263

Total liabilities and stockholders’ equity	$92,719	$90,474

CNS, Inc. Reports Fiscal 2006 Q1 Results

CNS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands) (unaudited)

	Three Months Ended June 30,
	2006	2005
Operating activities:
Net income	$3,525	$4,045
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	375	203
Share based compensation	434	0
Deferred income taxes	(95)	125
Changes in operating assets and liabilities:
Accounts receivable	3,746	3,774
Inventories	(119)	(1,650)
Prepaid expenses and other current assets	373	571
Accounts payable and accrued expenses	(883)	(1,332)

Net cash provided by operating activities	7,356	5,736

Investing activities:
Purchases of marketable securities	(31,033)	(12,003)
Sales and maturities of marketable securities	25,633	11,615
Payments for purchases of property and equipment	(136)	(22)
Payments for product rights	(11)	(109)

Net cash used in investing activities	(5,547)	(519)

Financing activities:
Proceeds from the issuance of common stock under stock plans	139	696
Excess income tax benefits from stock option exercises	13	0
Purchase of treasury shares	(27)	(6,333)
Dividends paid	(979)	(858)

Net cash used in financing activities	(854)	(6,495)

Net decrease in cash and cash equivalents	955	(1,278)

Cash and cash equivalents:
Beginning of period	4,152	4,814

End of period	$5,107	$3,536

CNS, Inc. Reports Fiscal 2006 Q1 Results

Use of Non-GAAP financial measures

The non-GAAP financial measures used in this press release quantify the impact of adopting Financial Accounting Standards Board (FASB) Statement of Accounting Standards No. 123R related to the expensing of stock based compensation. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. We view these non-GAAP financial measures to be helpful in assessing the Company’s on-going operating results and allow for greater transparency related to supplemental information. Investors are encouraged to review the reconciliations of the non-GAAP financial measures used in this press release to their most directly comparable GAAP financial measures as provided with the financial statements attached to this press release.

GAAP to Non-GAAP Disclosure — Impact of Stock Based Compensation Expense (Unaudited)
Amounts in ‘000’s, except per share amounts

	For the Quarter Ended June 30, 2005	For the Twelve Months Ended March 31, 2006
Operating income, as reported	$5,905	$25,600
Deduct: Total stock-based compensation expense, pre-tax	363	1,723

Proforma operating income	5,542	23,877

Net income, as reported	$4,045	$17,243
Deduct: Total stock-based compensation expense, pre-tax	363	1,723
Income tax benefit relating to stock-based compensation	(134)	(304)

Proforma net income	$3,816	$15,824

Weighted average number of common and potential common shares outstanding, as reported	15,079	15,001

Impact of stock-based compensation on common and potential common shares outstanding	(115)	(69)

Proforma weighted average number of common and potential common shares outstanding	14,964	14,932

Diluted income per share, as reported	$0.27	$1.15

Less: Per share impact of stock-based compensation, net of income tax effect	0.02	0.09

Proforma diluted income per share	$0.25	$1.06